EXHIBIT 99C.1
CONSOLIDATED STATEMENTS OF                U S WEST, Inc.
OPERATIONS (UNAUDITED)

                                         Quarter Ended
                                           March 31,         Percent
Dollars in millions                     1997       1996      Change
------------------------------------  --------   --------    -------
SALES & OTHER REVENUES                  $3,766     $3,050       23.5

OPERATING EXPENSES
 Employee-related expenses               1,148      1,043       10.1
 Other operating expenses                  842        591       42.5
 Taxes other than income taxes             124        107       15.9
 Depreciation and amortization             830        584       42.1
                                      --------   --------
Total operating expenses                 2,944      2,325       26.6
                                      --------   --------
Income from operations                     822        725       13.4

Interest expense                           278        135         -
Equity losses in
 unconsolidated ventures                   165         66         -
Gain on sale of rural
 telephone exchanges                        18          -         -
Gain on sale of investment                  51          -         -
Guaranteed minority interest expense        22         12       83.3
Other expense                               26         23       13.0
                                      --------   --------
Income before income taxes and
  cumulative effect of change in
  accounting principle                     400        489      (18.2)
Provision for income taxes                 170        192      (11.5)
                                      --------   --------
Income before cumulative effect
  of change in accounting principle        230        297      (22.6)

Cumulative effect of change in
  accounting principle - net of tax          -         34         -
                                      --------   --------
NET INCOME                                 230        331      (30.5)

Dividends on preferred stock                13          1         -
                                      --------   --------

EARNINGS AVAILABLE FOR
 COMMON STOCK                             $217       $330      (34.2)
                                      ========   ========

CONSOLIDATED STATEMENTS OF                U S WEST, Inc.
OPERATIONS (UNAUDITED)

                                         Quarter Ended
In millions (except                        March 31,         Percent
  per share amounts)                    1997       1996      Change
------------------------------------  --------   --------    -------
COMMUNICATIONS GROUP:

Average common shares outstanding        481.3      475.1        1.3
                                      ========   ========

Earnings per common share:
Income before cumulative effect
  of change in accounting principle      $0.70      $0.62       12.9
Cumulative effect of change in
  accounting principle                      -        0.07         -
                                      --------   --------
Earnings per common share                $0.70      $0.69        1.4
                                      ========   ========

MEDIA GROUP:

Average common shares outstanding        606.5      473.0       28.2
                                      ========   ========

Earnings (loss) per common share        ($0.20)     $  -          -
                                      ========   ========
